  Exhibit 6.46

MASTER SERVICES AGREEMENT

This Master Services Agreement (the "Agreement") is entered into effective as of August 24, 2017 (the "Effective Date") between Level Brands, Inc. ("Client") and WhoYouKnow LLC, California limited liability company d/b/a CrowdfundX ("Consultant"). Client and Consultant may be referred to herein as a "Party" or collectively, the "Parties."

STATEMENT OF PURPOSE

A. Client desires to retain Consultant to perform "Services" as may be described in one or more statements of work (each, a "Statement of Work" or an "SOW") agreed to by the Parties from time to time; and

B. Consultant undertakes to provide the Services in accordance with the terms and conditions contained herein.

The Parties hereby agree as follows:

AGREEMENT

1. **Services Provided by Consultant.** The Services that are to be provided by Consultant will be described in one or more Statements of Work as may be agreed upon by the Parties from time to time. Each such Statement of Work must be signed by both Client and Consultant prior to Consultant performing any Services for Client in accordance therewith, and each such Statement of Work will be deemed a part of this Agreement and is hereby incorporated by reference as if set forth fully herein. Each Statement of Work shall specify the nature, location, and duration of the Services, and the compensation to be paid by Client for such Services, as well as the manner in which such Statement of Work may be terminated. In the event of any conflict between this Agreement and any Statement of Work, this Agreement shall control unless the parties override a provision of this Agreement by express reference in a Statement of Work.

2. **Independent Contractor Status.** It is expressly agreed that Consultant is acting as an independent contractor in performing the Services. No agent or employee of Consultant shall be deemed to be an employee or agent of Client. None of the benefits provided by Client to its employees, including, without limitation, life, disability, health, and/or profit sharing benefits, if any, shall be available to Consultant or to any agent or employee of Consultant. Consultant will be performing the Services independently of Client.

3. **Compensation and Expense Reimbursements.** The amount and timing of the compensation to be paid by Client to Consultant (the "Fees"), together with any invoicing requirements, shall be set forth in each Statement of Work.

4. **Term and Termination.** This Agreement shall commence on the Effective Date and shall terminate upon the earlier to occur of: (a) the date which is six (6) months following the date on which all work has ceased under any Statement of Work or (b) either Party giving written notice of termination of this Agreement at any time during which no Statement of Work is in effect (either of the foregoing, a "Termination"). The following provisions shall survive any Termination: 2, 3, 4, 5, 6, 7, 8, 9, 11, 12, and 13.

5. **Confidentiality**. During the course of Consultant performing Services for Client, each Party may be given access to the other Party's trade secrets and proprietary and confidential information relating to the disclosing Party's (and/or its affiliates') business (collectively, "Confidential Information"). Each Party receiving Confidential Information of the other Party agrees to: (i) protect the discloser's Confidential Information in a reasonable and appropriate manner to the same extent it protects the confidentiality of its own Confidential Information of like kind, but in no event less than a reasonable manner; and (ii) use and reproduce the discloser's Confidential Information only to perform its obligations and exercise its rights pursuant to the Agreement. Recipient may share the discloser's Confidential Information with its employees and third parties that assist recipient in its performance of its obligations and the exercise of its rights pursuant to the Agreement and who are subject to non- disclosure obligations no less restrictive than those set forth herein. The obligations set forth in this Section shall not apply to information that is: (a) publicly known; (b) already known to the recipient; (c) disclosed to recipient by a third party who is not, to recipient's knowledge, under a confidentiality restriction with respect to such Confidential Information; or (d) independently developed by the recipient without reference to any Confidential Information. The disclosure of Confidential Information pursuant to a subpoena or other validly issued administrative or judicial process shall not be a breach of the recipient's obligations, provided that the recipient shall provide prior notice to the discloser of such disclosure if permitted by law. Each Party agrees to not disclose, directly or indirectly, the terms, conditions or content of this Agreement to any third person or entity other than to (i) such Party's employees, financial or legal advisors who have a need to be informed of the contents hereof and who are advised and agree to abide by the confidentiality provisions in this Agreement or (ii) as required to comply with any applicable law, SEC disclosure obligation or court order. Consultant acknowledges that a copy of this Agreement will be filed with the SEC as an exhibit to the Client's Form 1-A Offering Statement. Each Party acknowledges and agrees that this Section shall survive any Termination for a period of two (2) years.

6. **Intellectual Property**

6.1. Consultant agrees to and hereby assigns to Client all of Consultant's right, title, and interest (including, without limitation, copyrights, trade secrets and proprietary rights), to any deliverables delivered as part of the Services and paid for in full by Client under this Agreement (collectively, the "IP Deliverables"), except that Consultant will remain the sole owner of any Pre-existing Works incorporated therein. To the extent applicable, the IP Deliverables shall be deemed to be "works made for hire" under the federal copyright laws. Consultant agrees to give Client reasonable assistance to perfect such assignment of such rights, title and interest, at Client's sole cost and expense.

6.2. The IP Deliverables may contain pre-existing works of Consultant that are of a non-project-specific nature and are generally applicable to Consultant's business (collectively, the "Pre-existing Works"), and Consultant retains exclusive ownership rights thereto. To the extent that any Pre-existing Works are integrated into any IP Deliverables, Consultant hereby grants to Client a perpetual, worldwide, non-exclusive, paid-up, limited license to use, copy and modify such Pre-existing Works as integrated into such IP Deliverables for the operation of its business in the ordinary course.

6.3. The Parties acknowledge and agree that any email addresses or other contact information which is aggregated, compiled, or in any manner obtained by Consultant in connection with Consultant's services under this Agreement do not constitute IP Deliverables and may be used in perpetuity by Consultant.

7. **Hiring and Solicitation**. During the period that this Agreement remains in effect and for a period of twelve (12) months after Termination, the Parties agree that they will not hire or solicit the other Party's employees, agents, or subcontractors, either directly or indirectly through the use of third parties, without the prior written consent and approval of the other Party, provided however, that general advertisements and other similar broad forms of solicitation, such as non-directed executive recruiters or placement agencies, shall not constitute direct or indirect solicitation hereunder.

8. **Representations and Warranties.**

8.1. Consultant represents and warrants to Client that no materials used by Consultant (not including materials supplied by or on behalf of Client) will infringe any third party's rights.

8.2. Consultant shall not send to any investors, potential investors or third parties any information concerning the Company other than the Documents (as defined below) or information that is approved in advance by the Company.

8.3. In connection with the Services to be provided by Consultant, the Consultant shall not provide any of the following Services to the Company: negotiation for the sale of any of the Company's securities; discuss details of the nature of the securities sold or whether recommendations were made concerning the sale of the securities; engage in due diligence activities; provide advice relating to the valuation of or the financial advisability of any investments in the Company; or handle any funds or securities on behalf of the Company.

8.4. Consultant is not and has not been an affiliate of a registered broker-dealer. Consultant is not subject to any "Bad Actor" disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act of 1933, as amended (a "Disqualifying Event"), except for a Disqualifying Event covered by Rule 506(d)(2) or (d)(3).

8.5. OTHER THAN THE FOREGOING WARRANTIES, CONSULTANT MAKES NO WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.6. Consultant cannot and does not give any guarantee about the results of any of the Services to be provided, and no target set forth in any SOW or any target size of securities offering or target date or size of completion of any such offering shall be construed as a statement of guarantee. Client acknowledges and agrees that Client is purchasing services and not results, and any failure of the Reg A+ Tier 2 offering (the "Campaign") to reach its goals will not in and of itself entitle Client to any refund or remedy. Further, Client acknowledges and agrees that if Client does not fully fund a Campaign or if Client terminates a Campaign without allowing it to run in full, the Campaign will not yield any positive results.

8.7. Client acknowledges that Consultant is not a registered broker-dealer under the Securities Exchange Act of 1934, as amended, or any similar state law, that Consultant is not registered as an investment advisor under the Investment Advisers Act of 1930, as amended, or any similar state law, and that Consultant cannot engage in the solicitation

of investors or the offer or sale of securities or provide investment advice of any kind. Client acknowledges that Consultant is unable to accept any compensation arrangements that would, in the opinion of Consultant or its legal advisers, result in Consultant's becoming subject to registration or other qualification under any regulatory regime.

8.8. Client represents and warrants to Consultant as follows:

8.8.1. Client and its professional advisors shall be solely responsible for structuring the offering of securities, for the solicitation of prospective investors, and for conducting any negotiations with prospective investors.

8.8.2. Client shall be solely responsible for compliance with, and shall ensure compliance with, all applicable laws, ordinances, rules and regulations pertaining to its business and any Campaign, including without limitation all applicable securities laws and regulations.

8.8.3. All Documents provided by Client to Consultant, will in each case be accurate and complete in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading, and any projected and pro forma information relating to Client will represent Client's best current estimate of such projected or pro forma information, based on current assumptions and circumstances, and Client will disclose to potential investors the assumptions upon which such projected or pro forma information is made. Consultant will not be obligated to verify the accuracy and/or adequacy of any such statements or Documents supplied or disclosed to potential investors. All statements and communications which directly or indirectly describe or reference any securities shall be made by Client and not by Consultant, whose role in such regard is limited to marketing and public relations assistance and guidance. "Documents" means all written information furnished to Consultant by Client, including without limitation the Client's Form 1-A Offering Circular which forms a part of the Form 1-A Offering Statement, as amended, and any exhibits thereto, and "Testing the Waters" prequalification solicitations of interest.

9. **Acceptance of Services and Deliverables**. If Client is dissatisfied with or objects to any service or deliverable under this Agreement, including without limitation for any purported failure to conform to any specifications set forth in any Statement of Work, then Client must notify Consultant of such dissatisfaction or objection, in a detailed writing, within ten (10) business days after performance or receipt of the service or deliverable at issue. If Client does not timely provide any such notice, Client shall be deemed to have forever waived any objection or dispute with respect to the service or deliverable at issue. If Client does timely provide any such notice, Consultant will use commercially reasonable efforts to cure any unsatisfactory elements or alleged defects within ten (10) business days after receipt of the notice. Any attempt by Client to withhold payment because of a disputed service or deliverable without first giving Consultant ten (10) business days to cure the alleged defect will constitute a material breach of this Agreement.

10. **Insurance**. Client shall at all times during the term of this Agreement maintain Commercial General Liability insurance with a limit of not less than $1,000,000 per claim, $2,000,000 annual aggregate with a reputable insurer. Prior to the effectiveness of the Form 1-A Offering

Statement the Client shall obtain Errors and Omissions insurance with a limit of not less than $1,000,000 per claim, $2,000,000 annual aggregate with a reputable insurer. Client shall forward evidence of such policies to Consultant and shall name Consultant as an additional insured on the policy.

11. **Indemnification.**

11.1. Consultant hereby agrees to defend, indemnify, and hold harmless Client and its shareholders, controlling persons, officers, directors, agents, employees, affiliates, successors, and assigns (collectively, the "Client Indemnitees"), from any and all claims, suits, causes of action, losses, liabilities, costs, and expenses (including reasonable attorneys' fees and costs) (collectively, "Claims") resulting from or arising out of or related to (a) Pre-existing Works; or (b) any breach of Consultant's representations or warranties under this Agreement.

11.2. Client hereby agrees to defend, indemnify, and hold harmless Consultant and its shareholders, controlling persons, officers, directors, agents, employees, affiliates, successors, and assigns (collectively, the "Consultant Indemnitees"), from any and all Claims resulting from or arising out of or related to (a) any materials or intellectual property provided by Client to Consultant; and (b) any breach of Client's covenants, representations, or warranties under this Agreement.

12. **Limitation of Liability**. In no event will any Consultant Indemnitee or any Client Indemnitee be liable for any consequential, indirect, special, incidental, or punitive damages of any kind, including without limitation, lost profits, loss of data, or frustration of business expectations, arising out of or related to this Agreement or the Services, even if any Consultant Indemnitee or Client Indemnitee has been advised of the possibility of such loss or damage. The aggregate liability of all Consultant Indemnitees arising out of or related to this Agreement or the Services, including liability pursuant to the indemnification provisions of this Agreement or otherwise, will not exceed the aggregate amount of payments actually received by Consultant from Client under this Agreement during the twelve month period preceding the first event giving rise to indemnification or liability, except if such liability is caused by a Consultant Indemnitee's intentional misconduct or gross negligence.

13. **Miscellaneous**

13.1. *Client IP*. Consultant acknowledges that Client has sole and exclusive ownership of all right, title, and interest in and to its marks, brands and other intellectual properties ("Client IP") and any registrations that have been issued or may be issued thereon. Nothing contained in this Agreement shall give Consultant any right, title or interest in or to the Client IP except for the rights expressly provided by this Agreement, and subject to its terms and conditions. No advertising, marketing, promotional, display materials, artwork or IP Deliverables depicting the Client IP shall be used without prior written approval by Client, provided however that Consultant may identify Client as a client of Consultant for promotional purposes. Notwithstanding Section 4, Consultant shall have no right to use any Client IP following termination of this Agreement.

13.2. *Non-Disparagement*. Each Party agrees that it shall not disparage or encourage others to disparage the other Party or its business or any of the other Party's past or present employees, contractors, agents, managers, members, products, or services. For purposes of this Agreement, the term "disparage" includes, without limitation, any

public comment or statement, and any comment or statement to the other Party's employees or to any individual or entity with whom the other Party has a business relationship (including, without limitation, any employee, contractor, agent, member, current or prospective investor, vendor, supplier, customer, or distributor of the other Party) that would adversely affect in any manner: (i) the conduct of the other Party's business or (ii) the business reputation of the other Party or any of the other Party's past or present employees, contractors, agents, managers, members, products, or services.

13.3. *Notices*. Any notice or communication permitted or required by this Agreement shall be deemed effective when (a) personally delivered or (b) deposited, postage prepaid, return receipt requested, in the first class mail of the United States properly addressed to the appropriate Party at the addresses set forth on the signature page below or (c) upon confirmation of receipt of email to the email address set forth on the signature page below. The addresses below may be changed by giving notice of such change in the manner provided above for giving notice.

13.4. *Amendment*. This Agreement and any Statement of Work hereunder may be amended only by a written agreement executed by both Parties.

13.5. *Waiver*. No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

13.6. *Severability*. If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

13.7. *Counterparts*. This Agreement may be executed in one or more counterparts by original or facsimile or PDF signature, and each such counterpart will be deemed an original and will become effective and binding on the Effective Date.

13.8. *Binding on Successors and Permitted Assigns*. This Agreement shall be binding and shall inure to the benefit of Client and Consultant and their respective successors and permitted assigns. Neither Party may assign this Agreement or any of its rights or obligations hereunder except with the prior written consent of the other Party or in connection with a sale of all or substantially all of the assets of the assigning Party, provided that the assigning Party must give reasonable notice of such sale.

13.9. *Governing Law*. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of California, without regard to conflict of law provisions.

13.10. *Jurisdiction and Venue*. Each of the Parties hereby submits to the exclusive jurisdiction of the state and federal courts located in Los Angeles County, California, as well as to the jurisdiction of all courts from which an appeal may be taken therefrom, for the purpose of any suit, action, or other proceeding arising out of or with respect to this Agreement or the Services. Any and all objections any Party may have regarding venue in any such court is hereby waived. Each of the Parties hereto also agrees that any final and unappealable judgment resulting from any such suit, action, or other proceeding shall be conclusive and binding on the Parties hereto and that such award or judgment

may be enforced in any court of competent jurisdiction, either within or outside the United States.

13.11. *Attorneys' Fees and Costs*. Should any dispute arise out of or in connection with this Agreement or the Services, including, but not limited to, a dispute regarding the enforcement of any of its terms, the prevailing Party in such dispute (as determined by a court of competent jurisdiction or arbitrator, as the case may be) shall be entitled to an award of its reasonable attorneys' fees and other costs incurred in connection with such dispute, in addition to any other relief.

13.12. *Integration*. This Agreement (including any Statements of Work that may be agreed upon hereunder) embodies the entire agreement of the Parties hereto respecting the matters within its scope and supersedes any prior or contemporaneous negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein.

[*signatures on following page*]

The Parties hereby execute this Agreement as of the Effective Date.

CLIENT:

LEVEL BRANDS, INC.

By: Mark S. Elliott
Its: CFO and COO

CONSULTANT:

WHOYOUKNOW LLC, DBA CROWDFUNDX

By: Darren Marble
Its: CEO

STATEMENT OF WORK

This Statement of Work ("SOW") is entered into pursuant to that certain Master Services Agreement (the "Agreement") entered into as of August 24, 2017 (the "Effective Date") between Level Brands, Inc., a North Carolina corporation ("Client") and WhoYouKnow LLC, California limited liability company d/b/a CrowdfundX ("Consultant"). Client and Consultant are hereinafter sometimes collectively referred to as the "Parties".

Summary Description:

Client creates bold, unconventional and socially responsible branding for leading businesses. With a focus on corporate brand management and consumer products marketing art, beauty, fashion, health & wellness including the beverage space, entertainment, and real estate. Licensed brand marketing is at the core of the Level Brand businesses: Ireland Men One, or I'M1, for millennial men and the women who love them; Encore Endeavor One, or EE1, corporate brand management and producer of experiential entertainment events and products across multiple platforms; Beauty & Pin-Ups, Level Brands' hair care and disruptive women's products brand.

Client intends to launch a strategic digital marketing campaign (the "Campaign") on the BANQ platform (the "Platform") to build brand recognition and awareness and to gain access to new accredited and unaccredited investors ("Investors") as part of its planned Reg A+ IPO.

Client has shared its preliminary Campaign objectives with Consultant and has invited Consultant to propose this SOW for Consultant to manage the planning and marketing of Client's Campaign.

Client's objectives for the Campaign (which are set out herein for informational purposes only and not as an indication of outcomes) are as follows:

- Client to raise up to $10 million from Investors (excluding over allotment)
- Build an online audience of Investors that can be carried beyond the Campaign.

Project Scope:

The following activities are included within the scope of the project and will be managed and monitored by Consultant.

Phase I: Campaign Management

- **Branding and Advertising Strategy**
  - Identify all team members, assign roles, responsibilities and communication plan
  - Evaluate Client's value proposition and assess target audiences for Campaign
  - Produce compelling themes (including art and copy) to consider as a foundation
  - Create an integrated marketing strategy utilizing selected theme
- **Campaign Planning**
  - Create Google Drive folder that will serve as a dashboard for project collaboration
  - Evaluate marketing opportunities involving Client's founders, partners and sponsors
  - Generate story ideas and hooks to pitch the media and press partners

- **Social Media Marketing:**
  - Manage Client's Facebook, Twitter and Instagram channels
  - Bi-weekly reviews/posting on all accounts to grow Client's online audience
  - Use of custom content, contests and calls to action to drive engagement
  - Monthly reporting of key metrics including fan base, reach, and growth
- **Influencer Marketing:**
  - Design a strategy to target social media influencers ("Influencers")
  - Identify and prioritize Influencers based on reach, relevance and readership
  - Plan and execute an exclusive, invite-only event with a compelling value proposition
  - Follow-up with Influencers to ensure content is published to market Campaign
- **Campaign Page Design**
  - Design and develop Campaign brand, themes, and key art
  - Draft FAQs and assist Client with drafting updates in advance of launch
- **Collateral Design**
  - Provide detailed graphics and branding for Campaign page
  - Create digital posters and marketing materials as part of branding strategy
  - Design graphics for major Campaign updates
  - Design Facebook/Twitter/Instagram graphics (backgrounds, avatars, countdowns)
- **Investor Newsletters**
  - Identify and target high value investor newsletters
  - Draft pitch highlighting Client's value proposition and Campaign
  - Pitch newsletter editors, follow-up and secure coverage of Client's Campaign

Phase 1: Deliverables

- Google Docs folder
- Campaign graphics
- Detailed marketing plan including:
  - Investment newsletters
  - Social media marketing
  - Influencer marketing
  - Email marketing
  - Digital marketing
  - Advocate marketing
  - Media buying strategy
  - Weekly campaign progress reports
- Weekly campaign progress reports

Phase 2: Reg A+ Live Offer

- **Campaign Management**
  - Continue execution of integrated marketing strategy
  - Manage calendar incorporating launch and offline events
  - Identify, target, and pitch Investment, Stock and IPO newsletters
  - Coordinate media interviews and events with Client executives
  - Provide guidance on Campaign messaging for interviews
  - Maintain tracking system

- **Media Buying**
  - Evaluate Client's media buying needs based on Campaign goals and objectives
  - Design retargeting campaign for Investors who do not complete investments
  - Prepare media buying plan options, analyses, and recommendations
  - Implement plan and maintain budget control throughout the process

Phase 2: Deliverables

  - Weekly Media Buying reports
    - Ad ID
    - Reach
    - Results
    - Checkouts
    - Amount Spent
    - Total Conversion
    - Cost per Conversion
    - Return on Investment

Key Assumptions:

1. Consultant and Client will share login credentials to its Platform and online channels. Consultant agrees not to disclose, directly or indirectly, any confidential or proprietary information related to these accounts to any third party or entity.
2. Client acknowledges that any bugs, downtime, or other unforeseen technical issues with the Platform could cause the Campaign to fail to meet its target objectives.
3. Client will manage all communications with investors or regarding any investment in the Company, with Consultant assisting as requested with marketing and public relations guidance. Client shall be the party making all statements that promote or describe any securities.
4. Client will engage a third-party, registered selling broker-dealer ("Broker-Dealer") to assist Consultant with conversion of Platform leads. Consultant and Broker-Dealer will work together based on guidance from Client and Client's legal counsel.
5. Client will lead the production of an HD Campaign video based on guidance from Consultant.
6. Consultant will manage Client's media buying which may include Facebook, Retargeting, TV, SEM, Sponsored Media or other paid media channels.
7. Client is responsible for any Platform or Broker-Dealer fees associated with the Campaign.
8. Client acknowledges that Consultant is only providing resources outlined below in Project Staffing section. Any additional resources requested required by Client will be procured at Client's discretion, cost and risk.
9. The fees for services described in this proposal are based on the current scope. If the scope of work changes, a change order(s) will be issued to account for such price changes.

Project Staffing:

Consultant's proposed team includes an Executive Sponsor, Account Manager, Campaign Strategist & Growth Hacker, Art Director, Investment Newsletter Expert, Social Media Marketing Expert and Media Buyer as needed. Consultant will identify and attach qualified experts who will provide the Services. The primary roles are described below. All resources will work remotely and will report directly to the Account Manager.

Consultant's Account Manager will be available to assist Client during the Initial Period (defined below), participating in up to eight (8) separate hour-long conference calls or GoToMeeting remote conferences each month, and will respond promptly to phone calls and emails. Consultant's Account Manager will act as Client's single point of contact during the project and will liaise with Consultant personnel as needed on behalf of Client.

Campaign Management Resources:

- **Executive Sponsor:** Responsible for the business success of the project, providing leadership on Campaign planning, execution and overall customer satisfaction. Work directly with Client to manage project risk and focus on realization of Campaign benefits.

- **Account Manager:** Responsible for day-to-day oversight of team management and task execution. The Account Manager will monitor project progress, identifying and resolving project issues and quality assurance reviews of any project deliverables.

- **Campaign Strategist & Growth Hacker:** Responsible for designing the overall Campaign strategy, branding, marketing, and execution. This resource will set the tone of the Campaign and the approach to grow the base of Investors.

- **Art Director:** Responsible for implementing Campaign branding, Campaign page design, collateral design, and all visual content for social media and content marketing.

- **Investment Newsletter Expert:** This resource will identify and target Investment, Stock and IPO newsletters to generate coverage of the Campaign.

- **Social Media Marketing Expert:** This resource will create and manage Client social media accounts. Responsible for content creation, approvals, posting on behalf of Client, and audience engagement.

- **Media Buyer:** This resource will design and manage Client's digital media buying strategy and execution. Responsible for ad design and optimizing marketing spend by serving ads to target audiences.

Project Schedule:

This SOW will begin on the Effective Date and continue for a minimum of ninety (90) days (the "Initial Period"). Phase I – the Campaign Management phase, is anticipated to launch in August, 2017 following the Effective Date, and will run for sixty (60) days. Phase II, the Reg A+ Live Offer portion of the Campaign, is anticipated to launch in October, 2017, and will run for thirty (30) days.

Exhibit A – Project Timeline (2017)

	Month 1	Month 2	Month 3
Campaign Management	X	X	X
Reg A+ Live Offer			X

In the event that Client wants to extend either the Campaign Management phase or Reg A+ Live Offer portion of the Campaign, the term shall be extended on a month-to-month basis as may be mutually agreed in writing by the parties and Consultant shall be entitled to such other fees as may be agreed to by the Parties in advance.

Cash Fees:

The fees for the Services outlined in this SOW are $35,000.

Service	# of Months	Monthly Rate	Fees
Campaign Management	3	$10,000	$30,000
Subtotal			$30,000
Media Buying Budget*	1	$5,000	$5,000
Subtotal			$5,000
Total			**$35,000**

Invoicing:

Client agrees to promptly pay Consultant: (a) $20,000 within five business days after the Effective Date; (b) $15,000 on September 20, 2017. During the first four weeks of the Campaign Management phase, Consultant shall provide to Client a plan for use of the Media Buying Budget. Consultant shall have full discretion over all expenditures of the Media Buying Budget, provided that such expenditures conform to the approved plan.

*The 'Media Buying Budget' for $5,000 is a minimum starting budget. Consultant will provide receipts to Client for all Media spend. Client will have option to engage Consultant for additional Paid Media services based on initial results, and the parties must agree in writing to any additional budget.

Overdue payments shall be subject to the lower of (i) a ten percent (10%) annualized finance charge, or (ii) the highest amount permitted by law, plus any related collection and legal costs incurred by us.

Equity Fees:

Client shall issue to Consultant 19,100 shares of its common stock (the "Shares"). The Shares are subject to the same lock up agreement as required to be entered into by the Client's current shareholders. Client shall ensure that the offering documentation (including, without limitation any Offering Statement filed with the Securities and Exchange Commission) shall disclose the issuance of Shares to Consultant. The Shares shall be granted and deemed issued to Consultant at the beginning of the Campaign for the purposes of Rule 144.

Costs:

In addition to Consultant's fees payable under this SOW, Client agrees to pay all pre-approved outside costs incurred by Consultant in connection with the Services or the Campaign. Client shall reimburse Consultant for all such costs within ten (10) days after submission of a request by

Consultant. At Consultant's request, Client shall promptly pay any outside costs directly to a vendor.

Form of Payments:

All payments to be made hereunder shall be by wire transfer to an account designated by Consultant.

SOW Term and Termination; Survival; Indemnification:

This SOW will expire at the conclusion of the Campaign unless the parties agree in writing to extend the term.

Either party may terminate this SOW at any time, without cause or penalty, upon at least fifteen (15) business days' written notice to the other party. In the event Client terminates this SOW or if Consultant terminates this SOW for Client's non-cooperation with the Campaign or material breach after having been given at least ten (10) days to cure, then Consultant shall be entitled to retain all sums previously paid under this SOW, including any unspent Media Buying Budget. In the event Client terminates this SOW because of a material breach by Consultant which has not been cured within ten (10) days after Consultant's receipt of written notice thereof, or in the event Consultant terminates this SOW other than for Client's non-cooperation or material breach, then Consultant shall be entitled to retain a pro-rated portion of the Campaign Management fees and any spent or committed media budget and reimbursable costs.

Notwithstanding any expiration or termination of this SOW, any obligations of a party which by their nature are contemplated to occur after the conclusion of the Campaign shall survive the expiration or termination of this SOW. Such obligations include, without limitation, limitations of liability, indemnification obligations, and payment owed to Consultant.

[signature page to follow]

The parties hereto have caused this SOW to be executed as of the date first written above:

LEVEL BRANDS, INC.	WHOYOUKNOW LLC, DBA CROWDFUNDX
By: /s/ Mark S. Elliott	By: ______________________
Name: Mark S. Elliott	Name: Darren Marble
Title: CFO and COO	Title: CEO